AMENDMENT TO THE
EXPENSE REIMBURSEMENT AGREEMENT

This Amendment, dated as of August 17, 2016 (the “Amendment”), to the Expense Reimbursement Agreement, dated as of August 16, 2006 (the “Agreement”) by and between Guggenheim Funds Investment Advisors, LLC (formerly known as Claymore Advisors, LLC) (the “Advisor”) and Claymore Exchange-Traded Fund Trust (the “Trust”).

WHEREAS, in accordance with Section 4.4 of the Agreement, the parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.     Section 1.5 is added to the Agreement as follows:

1.5    Index Licensing Fees. Notwithstanding the foregoing, the Advisor shall bear all index licensing fees with respect to any Fund whose index provider is an affiliated person (as defined in the 1940 Act) of the Advisor, the Trust or any sub-adviser or distributor to the Fund.

2.    Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

CLAYMORE EXCHANGE-TRADED FUND TRUST

/s/ Mark E. Mathiasen____________

Name: Mark E. Mathiasen
Title: Secretary

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

/s/ Amy J. Lee__________________

Name: Amy J. Lee
Title: Senior Vice President and Secretary